Exhibit 99.1

CVR Partners Reports 2014 Third Quarter Results
And Announces Cash Distribution of 27 Cents per Common Unit

SUGAR LAND, Texas (Oct. 30, 2014) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced third quarter 2014 net income of $12.7 million, or 17 cents per fully diluted common unit, on net sales of $66.7 million, compared to net income of $19.7 million, or 27 cents per fully diluted common unit, on net sales of $69.2 million for the 2013 third quarter. Adjusted EBITDA, a non-GAAP financial measure, was $21.1 million for the third quarter of 2014, compared to adjusted EBITDA of $28.2 million for the third quarter of 2013.

For the first nine months of 2014, net income was $51.3 million, or 70 cents per fully diluted common unit, on net sales of $224.3 million, compared to $90.7 million of net income, or $1.24 per fully diluted common unit, on net sales of $239.4 million for the comparable period a year earlier. Adjusted EBITDA for the first nine months of 2014 was $76.8 million compared to adjusted EBITDA of $116.1 million for the first nine months of 2013.

“The UAN average netback price recorded in the 2014 third quarter was in line with our expectations, as we previously had agreements in place with dealers and distributors for substantially all of our UAN production for the second half of the year,” said Mark Pytosh, chief executive officer. “Our results for the third quarter were impacted by slightly lower than expected production due to approximately five days of unplanned downtime associated with our gasification unit in late August.

“Looking at the fourth quarter, our daily production rates have been strong to date,” Pytosh said. “As a result, we anticipate higher production levels for the period as compared to the 2014 third quarter.”

Operations

For the third quarter of 2014, average realized gate prices for UAN and ammonia were $254 per ton and $503 per ton, respectively, compared to $259 per ton and $505 per ton, respectively, for the same period in 2013.

CVR Partners produced 99,800 tons of ammonia and purchased approximately 4,000 additional tons of ammonia during the third quarter of 2014, of which 11,800 net tons were available for sale while the rest was upgraded to 223,500 tons of UAN. In the 2013 third quarter, the plant produced 100,400 tons of ammonia and purchased approximately 1,000 additional tons of ammonia, of which 3,400 net tons were available for sale while the remainder was upgraded to 239,300 tons of UAN.

On-stream factors during the 2014 third quarter were 94.6 percent for the gasifiers, 92.0 percent for the ammonia synthesis loop and 89.2 percent for the UAN conversion facility.

Distributions

CVR Partners also announced today a third quarter 2014 distribution of 27 cents per common unit. The distribution, as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on Nov. 17, 2014, to unitholders of record on Nov. 10, 2014.

CVR Partners’ third quarter cash distribution brings the cumulative cash distributions paid or declared for the first nine months of 2014 to 98 cents per common unit.

CVR Partners 2014 Third Quarter Earnings Conference Call

CVR Partners previously announced that it will host its 2014 third quarter Earnings Conference Call for analysts and investors on Thursday, Oct. 30, at 10 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=100688. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=100688. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13593119.

# # #

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:
Wes Harris
CVR Partners, LP
281-207-3490
InvestorRelations@CVRPartners.com

Media Relations:
Angie Dasbach
CVR Partners, LP
281-207-3550
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited unless noted otherwise).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$66.7	$69.2	$224.3	$239.4
Cost of product sold - Affiliates	2.2	2.5	6.8	8.4
Cost of product sold - Third parties	13.2	10.5	49.8	30.8
Direct operating expenses - Affiliates	0.6	1.1	2.2	3.3
Direct operating expenses - Third parties	25.5	22.6	75.0	67.4
Selling, general and administrative expenses - Affiliates	3.0	3.6	10.5	12.0
Selling, general and administrative expenses - Third parties	1.0	1.0	3.4	3.8
Depreciation and amortization	6.8	6.6	20.3	18.5
Operating income	14.4	21.3	56.3	95.2
Interest expense and other financing costs	(1.7)	(1.6)	(5.0)	(4.6)
Interest income	—	—	—	—
Other income (expense), net	—	—	—	0.1
Income before income tax expense	12.7	19.7	51.3	90.7
Income tax expense	—	—	—	—
Net income	$12.7	$19.7	$51.3	$90.7

Net income per common unit - basic	$0.17	$0.27	$0.70	$1.24
Net income per common unit - diluted	$0.17	$0.27	$0.70	$1.24

Adjusted EBITDA*	$21.1	$28.2	$76.8	$116.1
Available cash for distribution*	$20.1	$26.5	$72.0	$113.7

Weighted average, number of common units outstanding (in thousands):
Basic	73,115	73,076	73,114	73,070
Diluted	73,139	73,225	73,141	73,229
________________________________
(1)        Below are the components of Net sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions)
Reconciliation to net sales:
Sales net at gate	$59.2	$60.4	$195.3	$212.9
Freight in revenue	7.0	7.8	20.6	21.6
Hydrogen revenue	0.1	0.8	6.9	4.7
Other	0.4	0.2	1.5	0.2
Total net sales	$66.7	$69.2	$224.3	$239.4
* See “Use of Non-GAAP Financial Measures” below.

	As of September 30, 2014	As of December 31, 2013
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$68.0	$85.1
Working capital	84.4	108.4
Total assets	562.1	593.5
Total debt	125.0	125.0
Total partners’ capital	408.7	439.9

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$19.7	$21.9	$79.6	$96.5
Investing activities	(6.0)	(4.0)	(13.4)	(35.8)
Financing activities	(24.2)	(42.6)	(83.3)	(101.4)
Net increase (decrease) in cash and cash equivalents	$(10.5)	$(24.7)	$(17.1)	$(40.7)

Other Financial Data:
Capital expenditures for property, plant and equipment	$6.0	$4.0	$13.5	$35.8

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (1)	99.8	100.4	283.0	303.0
Ammonia (net available for sale) (1)(2)	11.8	3.4	23.9	36.3
UAN	223.5	239.3	704.1	660.6

Petroleum coke consumed (thousand tons)	117.6	116.0	359.7	360.2
Petroleum coke (cost per ton)	$29	$30	$28	$30

Sales (thousand tons):
Ammonia	6.2	3.3	14.5	37.9
UAN	220.3	226.7	714.2	638.1

Product pricing at gate (dollars per ton) (3):
Ammonia	$503	$505	$497	$654
UAN	$254	$259	$263	$295

On-stream factors (4):
Gasification	94.6%	91.2%	95.8%	94.1%
Ammonia	92.0%	90.1%	90.7%	92.6%
UAN	89.2%	89.5%	90.7%	89.6%

Market Indicators:
Ammonia - Southern Plains (dollars per ton)	$570	$498	$524	$611
UAN - Corn belt (dollars per ton)	$297	$302	$321	$352
______________________________

(1)   Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. As a result of the completion of the UAN expansion project in February 2013, we expect to upgrade substantially all of the ammonia we produce into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)   In addition to the produced ammonia, the Partnership acquired approximately 4,000 and 1,000 tons of ammonia during the three months ended September 30, 2014 and 2013, respectively. The Partnership acquired approximately 30,000 and 5,000 tons of ammonia during the nine months ended September 30, 2014 and 2013, respectively.

(3)
Product pricing at gate per ton represents net sales less freight revenue divided by product sales volume in tons, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(4)   On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency.

Excluding the impact of the planned downtime associated with the replacement of damaged catalyst, the on-stream factors for the three months ended September 30, 2013 would have been 98.7% for gasifier, 98.2% for ammonia and 97.8% for UAN.

Excluding the impact of the shutdown for installation of the waste heat boiler, pressure swing adsorption unit upgrade and the Linde air separation unit maintenance, the on-stream factors for the nine months ended September 30, 2014 would have been 97.8% for gasifier, 93.0% for ammonia and 93.0% for UAN. Excluding the impact of the planned downtime associated with the replacement of damaged catalyst, the unplanned Linde air separation unit outages, the UAN expansion coming online and the unplanned downtime associated with weather issues, the on-stream factors for the nine months ended September 30, 2013 would have been 99.3% for gasifier, 98.7% for ammonia and 97.7% for UAN.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the financial non-GAAP measures noted above, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results.

EBITDA is defined as net income (i) before interest (income) expense, (ii) income tax expense and (iii) depreciation and amortization expense.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of non-cash share-based compensation, and, when applicable, major scheduled turnaround expense and loss on disposition of assets. We have recorded non-cash share-based compensation expense in each of the periods presented, and our plant generally undergoes a major scheduled turnaround (and so incurs major scheduled turnaround expense) every two to three years.

We present EBITDA because we believe it allows users of our financial statements, such as investors and analysts, to assess our financial performance without regard to financing methods, capital structure or historical cost basis. We present Adjusted EBITDA because we have found it helpful to consider an operating measure that excludes expenses, such as major scheduled turnaround expense and loss on disposition of assets, relating to transactions not reflective of our core operations. When applicable, each of these expenses is discussed in the management’s discussion and analysis section of our SEC reports, so that investors have complete information about expenses. In addition, we believe that it is useful to exclude from Adjusted EBITDA non-cash share-based compensation, although it is a recurring cost incurred in the ordinary course of business. In our view, non-cash share-based compensation, which also is presented in our financial statements and discussed in the management’s discussion and analysis section, reflects a non-cash cost which may obscure, for a given period, trends in the underlying business, due to the timing and nature of the equity awards. We also present Adjusted EBITDA because it is the starting point used by the board of directors of our general partner when calculating our available cash for distribution.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to common unitholders, help investors and analysts evaluate our ongoing operating results and allow for greater transparency in reviewing our overall financial, operational and economic performance by allowing investors to evaluate the same information used by management. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions)
Net income	$12.7	$19.7	$51.3	$90.7
Add:
Interest expense, net	1.7	1.6	5.0	4.6
Depreciation and amortization	6.8	6.6	20.3	18.5
EBITDA	$21.2	$27.9	$76.6	$113.8
Share-based compensation, non-cash	(0.1)	0.3	0.2	2.3
Adjusted EBITDA	$21.1	$28.2	$76.8	$116.1

Available cash for distribution is not a recognized term under GAAP. Available cash for distribution should not be considered in isolation or as an alternative to net income or operating income, or as any other measure of financial performance or operating performance. In addition, available cash for distribution is not presented as, and should not be considered an alternative to, cash flows from operations or as a measure of liquidity. Available cash for distribution as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of $0.27 per common unit for the third quarter of 2014. The distribution was based on the Partnership’s available cash, beginning with Adjusted EBITDA and reduced for cash needed for (i) net interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses incurred and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
	(in millions, except units and per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA	$21.1	$76.8
Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(1.5)	(4.3)
Maintenance capital expenditures	(0.7)	(2.7)
Plus:
Distribution of previously established cash reserves, net	1.2	2.2
Available cash for distribution	$20.1	$72.0
Available cash for distribution, per common unit	$0.27	$0.98
Common units outstanding (in thousands)	73,117	73,117